Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Centex Corporation for the registration of an aggregate maximum of $2,500,000,000 of its debt securities, common stock, preferred stock, warrants, stock purchase contracts and units, and trust preferred securities and to the incorporation by reference therein of our report dated May 17, 2004, with respect to the consolidated financial statements of Centex Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
July 15, 2004